UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Connetics Corporation

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NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Date	Monday, May 22, 2006

Time	9:00 a.m. Pacific Time

Place	3160 Porter Drive, Palo Alto, California 94304

Items of Business	(1) To elect nine (9) directors to hold office until the next Annual Meeting and until their successors have been elected and qualified.

(2) To approve the adoption of the Connetics Corporation 2006 Management Incentive Plan.

(3) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.

(4) To consider and act upon such other business as may properly come before the meeting.

Record Date	You must own shares as of the close of business on March 24, 2006 in order to vote at the meeting.

Annual Report	Connetics’ 2005 annual report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting	Your vote is important to us and to our business. You are encouraged to sign and return your proxy card, or use telephone or Internet voting before the meeting, so your shares will be represented and voted at the meeting even if you cannot attend. You can revoke a proxy at any time before it is exercised at the meeting by following the instructions in the accompanying proxy statement. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE YOUR PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

By Order of the Board of Directors

Katrina J. Church
Executive Vice President, Legal Affairs
General Counsel and Corporate Secretary
Palo Alto, California
April 24, 2006

CONNETICS CORPORATION
3160 Porter Drive
Palo Alto, California 94304
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2006
      Our Board of Directors is soliciting proxies to be voted at the Annual Meeting of Stockholders of Connetics Corporation, a Delaware corporation ("Connetics" or the "Company"), to be held on Monday, May 22, 2006, beginning at 9:00 a.m. local time, at 3160 Porter Drive, Palo Alto, California 94304. The proxies may also be voted at any postponements or adjournments of that meeting. Our Board of Directors requests that you allow the proxies named in the proxy card to represent your shares at the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. We are first mailing these proxy materials on or about April 24, 2006 to all stockholders entitled to vote at the meeting.
GENERAL INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
      The accompanying Notice of 2006 Annual Meeting of Stockholders summarizes the specific proposals to be considered and acted upon at the meeting. This proxy statement describes each proposal in more detail.
What is a proxy?
      A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy, or a proxy card. You may give your proxy to vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees, in favor of the proposal to approve the adoption of the 2006 Management Incentive Plan, and in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006. If any other business properly comes before the stockholders for a vote at the meeting, the holders of the proxy will vote your shares in their discretion.
If I give my proxy, can I revoke it or change my vote?
      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before it is voted by submitting a new proxy with a later date (including an Internet or telephone vote), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at 3160 Porter Drive, Palo Alto, California 94304 before the meeting. It is important that all stockholders be represented at the Annual Meeting. Therefore, to assure your representation whether or not you plan to attend the meeting, please vote your proxy by following the instructions on the proxy card. If you decide to attend the Annual Meeting and wish to vote in person, please notify the Corporate Secretary before the meeting begins.
Who is entitled to vote?
      You are entitled to vote at the Annual Meeting if our stockholder records show that you owned Connetics common stock as of the close of business on March 24, 2006 (the record date). Each share is entitled to one vote for each matter properly brought before the meeting. The enclosed proxy card shows the number of shares you are entitled to vote. As of the close of business on the record date, we had 124 stockholders of record.
How do I vote?
      Most stockholders have a choice of voting over the Internet, by telephone, or by using a written proxy card. Please refer to your proxy card and other enclosures to see which options are available to you. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you wish to vote by Internet, go to www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions. Please have your proxy card in hand when you vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 21, 2006. Automatic Data Processing, or ADP, will tabulate the votes.
What do I do if my shares are held in "street name " by my broker?
      If you hold stock in "street name," meaning they are held in the name of your broker or bank, and you wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.
What is a broker non-vote?
      A broker non-vote occurs when a person holding shares through a bank or brokerage account does not provide an instruction as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.
How are broker non-votes counted?
      Broker non-votes will be counted for the purpose of determining whether there is a quorum at the meeting. A broker non-vote will have no effect on the outcome of the vote for the election of the directors, for approval of the adoption of the 2006 Management Incentive Plan, or ratification of the appointment of independent registered public accounting firm.
What constitutes a quorum?
      To transact business at the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. As of March 24, 2006, there were 34,224,303 shares of common stock outstanding and entitled to vote. Therefore, at least 17,112,152 shares of common stock must be represented or the holders of the stock must be present at the meeting. If we receive proxies that are marked as abstentions or broker non-votes, we will include those in the calculation of the number of votes considered to be present at the meeting for purposes of establishing a quorum. Cumulative voting is not permitted.
What does the Board recommend?
      The Board of Directors recommends that you vote "FOR" election of the nominated slate of directors (Proposal 1), "FOR" approval of the adoption of the 2006 Management Incentive Plan (Proposal 2), and "FOR" ratification of the appointment of the independent registered public accounting firm (Proposal 3).
What vote is required to approve each proposal?
      All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy card, the shares will be voted as you specified. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.
      Election of Directors. A "FOR" vote by a plurality of the votes of the shares present at the meeting, in person or by proxy, and entitled to vote is required for the election of directors. This means that the nine director nominees receiving the highest number of "FOR" votes will be elected to fill the seats on the Board. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A broker non-vote or abstention will have no effect on the outcome in the election of directors.
      Approval of Adoption of the 2006 Management Incentive Plan. A "FOR" vote by a majority of shares present at the meeting, in person or by proxy, and entitled to vote will be required to approve this proposal. If you abstain from voting, the abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of this proposal.
      Ratification of Appointment of Independent Registered Public Accounting Firm. Approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of this proposal.
What if I do not specify a choice when I return my proxy?
      You should specify your choice for each matter on the proxy card. If you do not give specific instructions, your signed proxy will be voted "FOR" each director nominee and "FOR" proposals 2 and 3, and, in the proxy holders’ discretion, as to other matters that may properly come before the meeting.
MATTERS TO BE ACTED UPON
Proposal No. 1
Election of Directors
      At the meeting, we will ask our stockholders to elect nine directors to serve until the next Annual Meeting and until their successors are elected and qualified, or until they die, resign, or are removed from office. We will vote all proxies we receive "FOR" the nominees listed below unless the proxy includes written instructions otherwise. If any nominee is unable to or declines to serve as a director at the time of the meeting, we will vote the proxies for an additional nominee whom the current Board of Directors designates to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his or her successor has been elected and qualified.
Directors Standing for Election
      All of the nine nominees are currently directors of Connetics. The names of the nominees and certain information about them as of March 24, 2006, including their ages and principal occupations, are set forth below:

David E. Cohen, M.D.	Director Since December 2005
      Dr. Cohen, 41, is an active investigator in trials for new treatments for skin diseases, an expert on contact dermatitis, and a consultant to Connetics. Dr. Cohen is currently the Director of Occupational and Environmental Dermatology, as well as Chief Allergy Section/ Contact Dermatitis, at the Department of Dermatology, New York University Medical Center. He is an Associate Professor of Dermatology at the New York University School of Medicine. He is also a member of the American Contact Dermatitis Society, Fellow of the American Academy of Dermatology, and Diplomat of the American Board of

Dermatology and American Board of Preventive Medicine — Occupational/ Environmental Medicine. Dr. Cohen has published numerous scientific and medical articles in peer review journals including the Journal of the American Academy of Dermatology, Archives of Dermatology, American Contact Dermatitis Journal, and the International Journal of Dermatology. Dr. Cohen received his medical degree from the State University of New York at Stony Brook School of Medicine, completed his internship at The Presbyterian Hospital — Columbia Presbyterian Medical Center, New York, and finished his residency training at the Department of Dermatology, New York University Medical Center. Dr. Cohen holds a Masters of Public Health — Environmental Science from the Columbia University School of Public Health.

R. Andrew Eckert	Director Since 2002
      Mr. Eckert, 44, is the Chief Executive Officer and President of Eclipsys Corporation, a leading provider of advanced clinical, financial and management information software and service solutions. Before joining Eclipsys, Mr. Eckert served as Chief Executive Officer of SumTotal Systems, Inc., a business software company created by the March 2004 merger of Docent, Inc. and click2learn, Inc. He served as Chief Executive Officer of Docent from April 2002 to March 2004. From 1997 to 2001, Mr. Eckert served as Chief Executive Officer of ADAC Laboratories, a $400 million medical products company. Mr. Eckert also served as a director of ADAC Laboratories from 1996 to 2000 and as Chairman of the Board from 1999 to 2000. He currently serves on the boards of Eclipsys Corporation and Varian Medical Systems, Inc. Mr. Eckert holds a B.S. in industrial engineering and an M.B.A. from Stanford University.

Carl B. Feldbaum	Director Since May 2005
      Mr. Feldbaum, 62, has extensive experience in the biotechnology industry including serving as President of the Washington, D.C.-based Biotechnology Industry Organization (BIO) from its founding in 1993 until January 2005. Prior to his appointment as President of BIO, Mr. Feldbaum was Chief of Staff to Senator Arlen Specter of Pennsylvania from 1988 to 1993. From 1980 to 1987, Mr. Feldbaum was President and Founder of the Palomar Corporation, a national security think tank in Washington, D.C. From 1979 to 1980, Mr. Feldbaum was Assistant of the Secretary of Energy, and served as Inspector General for defense intelligence in the U.S. Department of Defense from 1976 to 1979. Mr. Feldbaum is also a director of Actelion Pharmaceuticals, Ltd. and three not-for-profit biotechnology related organizations. Mr. Feldbaum holds a B.A. in Biology from Princeton University and a J.D. from University of Pennsylvania Law School.

Denise M. Gilbert, Ph.D.	Director Since 2003
      Dr. Gilbert, 48, is an independent consultant and strategic advisor to life science companies. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax, Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham, and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert is also a director of Dynavax Technologies Corporation and a private life science company. Dr. Gilbert holds a B.A. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

John C. Kane	Director Since 1997
      Mr. Kane, 66, was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of the Ross Laboratories Division. Mr. Kane is also a director of two private companies. Mr. Kane holds a B.S. from West Chester University.

Thomas D. Kiley	Director Since 1993
      Mr. Kiley, 62, has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech Inc., serving variously as Vice President and General Counsel, Vice President for Legal Affairs, and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and of five private biotechnology companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

Leon E. Panetta	Director Since 2000
      Mr. Panetta, 67, is the Director, along with his wife Sylvia, of the Leon & Sylvia Panetta Institute for Public Policy at California State University, Monterey Bay. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that position on January 21, 1993. Prior to 1993, Mr. Panetta was a member of the U.S. House of Representatives for eight full terms. Mr. Panetta is also a member of the international advisory board of Fleishman-Hillard, Inc., and a director of Zenith Insurance Company, IDT Telecom, Inc. and Blue Shield of California. Mr. Panetta holds a B.A. from Santa Clara University, and a J.D. from Santa Clara University School of Law.

G. Kirk Raab	Director Since 1995
      Mr. Raab, 70, was the President, Chief Executive Officer and a director of Genentech, Inc. from January 1990 to July 1995, and President, Chief Operating Officer and a director of Genentech from 1985 to January 1990. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins Company, Inc. and Pfizer, Inc. He is currently Chairman of Applied Imaging, Inc., Protalex, Inc., and of two private companies. Mr. Raab also serves as a director of one other private company. Mr. Raab is a Trustee Emeritus of Colgate University and an honorary fellow of Exeter College. Mr. Raab holds an A.B. degree from Colgate University.

Thomas G. Wiggans	Director Since 1994
      Mr. Wiggans, 54, has served as Chairman of the Board and Chief Executive Officer of Connetics since January 2006. From July 1994 to December 2005, Mr. Wiggans served as Chief Executive Officer and a director of Connetics. Mr. Wiggans also served as President from July 1994 to February 2005. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, Inc., a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and the Chairman of the Biotechnology Institute, a non-profit educational organization. He also serves on the Board of Overseers of the Hoover Institution at Stanford University, and the Board of Trustees of the University of Kansas Endowment Association. Mr. Wiggans also serves as a director of Tercica and Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.
The Board of Directors recommends a vote "FOR" each director nominee.

Proposal No. 2
Approval of the Adoption of the 2006 Management Incentive Plan
      On March 16, 2006, our Board of Directors adopted a long-term incentive plan for executive officers and employees. The long-term incentive plan has two elements: stock awards that vest based on performance, and cash awards. The stock awards are made out of Connetics’ 2000 Stock Plan. The cash awards are made pursuant to the 2006 Management Incentive Plan (the "2006 MIP"), a copy of which is included with this proxy statement. Although the Board has adopted the 2006 MIP without stockholder approval, we are asking you to approve the 2006 MIP. Stockholder approval will ensure that payments made under the 2006 MIP are fully deductible under Section 162(m) of the Internal Revenue Code (the "Code"). We will implement the 2006 MIP even if stockholder approval is not obtained.
      Our Board of Directors believes that Connetics’ future success depends, in large part, on its ability to maintain a competitive position in attracting, retaining and providing incentives to its employees. A key aspect of this program includes the grant of performance-based compensation. Accordingly, our Board of Directors believes adoption of the 2006 MIP is in the best interests of Connetics and its stockholders and recommends a vote "FOR" the approval of the 2006 MIP.
Description of the 2006 MIP
      The following is a brief summary of the 2006 MIP, a copy of which is attached as Appendix A.
      Types of Awards. The 2006 MIP provides for the grant of performance-based cash compensation ("Incentive Awards") to employees of Connetics and its subsidiaries.
      Performance Conditions. Pursuant to the 2006 MIP, during the first 90 days of the applicable fiscal year and before 25% of the applicable fiscal year has elapsed, the committee of the Board of Directors administering the 2006 MIP will establish the performance goals applicable to each participant eligible for an Incentive Award. The Compensation Committee currently administers the 2006 MIP.
      Performance goals may be based on one or more of the following measures:

(a)	revenue,

(b)	earnings per share,

(c)	product launches,

(d)	timely NDA and other regulatory filings,

(e)	achievement of various product development goals, or

(f)	such other performance goals as the Committee may establish.
      The term "such other performance goals" may include goals based on earnings; earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; operating margins; revenues; expenses; stock price; market share; charge-offs; reductions in non-performing assets; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives; net cash provided from continuing operations; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; pre-tax or after-tax income; or any other objective goals established by the Committee. The performance goals may be absolute in their terms or measured against or in relationship to other companies that are comparably, similarly or otherwise situated. The performance goals may be particular to a participant or the division, department, branch, line of business, subsidiary or other unit in which the participant works, or may be based on the performance of Connetics generally, and may cover any period the Committee specifies. The performance goals may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by accounting principles generally accepted in the United States.

      We believe that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information. We believe that disclosing specific annual performance goals, such as revenue or earnings per share targets, would put Connetics at a disadvantage and would adversely affect us.
      Transferability of Awards. Incentive Awards may not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.
      Eligibility to Receive Incentive Awards. Any person employed by Connetics or a Connetics subsidiary is eligible to be granted Incentive Awards under the 2006 MIP. The maximum Incentive Award payable to any participant in a single fiscal year will not exceed $2,000,000.
      Plan Benefits. When the Board of Directors adopted the 2006 MIP, the Compensation Committee selected seven officers of Connetics, including the executive officers named in the Summary Compensation table below, to participate in the 2006 MIP. The performance goals established by the Committee for these Incentive Awards are based on revenue, profitability, and product development. The Incentive Awards will be paid in two annual installments following the close of the 2006 fiscal year, subject to the achievement of these performance goals. As of the date of this proxy statement, there has been no determination by the Compensation Committee as to the amount of these Incentive Awards. Therefore, Incentive Awards are not determinable at this time.
      Administration. The 2006 MIP must be administered by a committee appointed by the Board of Directors, consisting of two or more individuals, each of whom is an "outside director" within the meaning of Section 162(m)(4)(c)(i) of the Code. Initially, and unless the Board of Directors determines otherwise, the Compensation Committee shall be the committee to administer the 2006 MIP, provided that it meets the qualifications as set forth in the preceding sentence. The Committee has the authority to determine the terms of all Incentive Awards under the 2006 MIP, including, without limitation, to select the employees to participate in the 2006 MIP, to establish the performance goals, and to determine the amounts of incentive compensation bonus payable to any participant.
      Termination or Amendment. The Committee may amend, modify or terminate the 2006 MIP in any respect at any time without the consent of participants, provided that no amendment or termination of the 2006 MIP after the end of a fiscal year may adversely affect the rights of participants with respect to their Incentive Awards for that fiscal year. Notwithstanding the preceding sentence, the Committee may at any time, in its sole discretion, cancel an Incentive Award or eliminate or reduce the amount payable pursuant to the terms of an Incentive Award without the consent of a participant.
      Federal Income Tax Consequences. The following is a summary of the United States federal income tax consequences that generally will arise with respect to Incentive Awards granted under the 2006 MIP. This summary is based on the federal tax laws in effect as of the date of this proxy statement.
      Incentive Award payments are subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with our payroll practices.
      There will be no tax consequences to Connetics except that we will be entitled to a deduction when a participant has compensation income. If we do not receive stockholder approval of the 2006 MIP, any potential deductions related to cash awards made under the 2006 MIP may be subject to limitations of Section 162(m) of the Code.
The Board of Directors recommends a vote "FOR" proposal No. 2.
Proposal No. 3
Ratification of Appointment of Independent Registered Public Accounting Firm
      Ernst & Young LLP has served as our independent registered public accounting firm for several years. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to continue in this capacity for the fiscal year ending December 31, 2006, and is seeking ratification of the appointment by our stockholders. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from our stockholders.
      We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, our Audit Committee may in its discretion appoint a different registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of Connetics and our stockholders.
The Board of Directors recommends a vote "FOR" proposal No. 3.
OTHER BUSINESS
      We do not intend to present any business at the Annual Meeting that we have not described in this proxy statement. The enclosed proxy form confers discretionary authority upon the persons designated to vote the shares represented by the proxy, to vote such shares in accordance with their best judgment with respect to all matters that may come before the meeting in addition to the scheduled items of business. Examples of such matters are any stockholder proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, or SEC, and matters incident to the conduct of the meeting. As of March 24, 2006, we were not aware of any other matters that may properly be presented for action at the meeting, but the enclosed proxy confers the same discretionary authority with respect to any such other matter.

STOCK OWNERSHIP
Who are the largest owners of Connetics stock, and how much stock do our directors and executive officers own?
      The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of March 24, 2006 by (a) all persons who are beneficial owners of more than five percent of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all director nominees, current directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is based on 34,224,303 shares of common stock outstanding at March 24, 2006, which excludes 3,357,307 treasury shares. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown.

	Number	Percentage of
	of	Shares
Name	Shares	Outstanding	Footnote(s)

Wellington Management Company, LLP	2,670,563	7.8%	(1)
75 State Street
Boston, Massachusetts 02109

Barclays Global Investors, N.A.	2,039,830	5.96%	(2)
Barclays Global Fund Advisors
Barclays Bank PLC
Barclays Capital Securities Limited
45 Fremont Street
San Francisco, CA 94105

Capital Research and Management Company and	2,000,000	5.84%	(3)
SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Thomas G. Wiggans	1,526,247	4.30%	(4)

C. Gregory Vontz	737,707	2.12%	(5)

John L. Higgins	603,625	1.74%	(6)

G. Kirk Raab	492,790	1.42%	(7)

Katrina J. Church	400,054	1.16%	(8)

Thomas D. Kiley	258,615	*	(9)

Lincoln Krochmal, M.D.	214,193	*	(10)

John C. Kane	149,939	*	(11)

Denise M. Gilbert, Ph.D.	61,111	*	(12)

Leon E. Panetta	53,264	*	(13)

R. Andrew Eckert	53,611	*	(14)

Carl B. Feldbaum	30,000	*	(15)

David E. Cohen, M.D.	0	*

All directors and officers as a group (26 persons)	5,372,569	13.91%	(16)

*	Less than 1%.

(1)	As reported on a Schedule 13G/ A filed with the SEC on or about December 30, 2005. Represents 2,670,563 shares as to which Wellington Management Company, LLP has shared dispositive power, and 2,538,863 shares as to which Wellington Management Company, LLP has shared voting power, with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP.

(2)	As reported on a Schedule 13G/ A filed with the SEC on or about December 31, 2004 by Barclays Global Investor, N.A. and a group of affiliated entities. According to the Schedule 13G/ A, the following entities have sole voting power with respect to an aggregate of 1,885,547 shares and dispositive power with respect to an aggregate of 2,039,830 shares held in trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, N.A., (828,606 shares, voting power and 982,889 shares, dispositive power); Barclays Global Fund Advisors (707,844 shares); Barclays Bank PLC (338,611 shares); and Barclays Capital Securities Limited (10,486 shares).

(3)	As reported on a Schedule 13G filed with the SEC on or about December 30, 2005. Represents 2,000,000 shares as to which Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has sole dispositive and voting power. Capital Research and Management Company is deemed to be the beneficial owner of and as a result is acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 2,000,000 shares.

(4)	Mr. Wiggans’ total includes options to purchase 1,244,275 shares of common stock that will be exercisable on or before May 23, 2006. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 12,486 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(5)	Mr. Vontz’s total includes options to purchase 608,887 shares of common stock that will be exercisable on or before May 23, 2006.

(6)	Mr. Higgins’ total includes options to purchase 468,256 shares of common stock that will be exercisable on or before May 23, 2006. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(7)	Mr. Raab’s total includes options to purchase 474,950 shares of common stock that will be exercisable on or before May 23, 2006.

(8)	Ms. Church’s total includes options to purchase 346,218 shares of common stock that will be exercisable on or before May 23, 2006.

(9)	Mr. Kiley’s total includes options to purchase 77,500 shares of common stock that will be exercisable on or before May 23, 2006. Also includes 167,365 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee, and as to 7,500 of which Mr. Kiley disclaims beneficial ownership.

(10)	Dr. Krochmal’s total includes options to purchase 153,333 shares of common stock that will be exercisable on or before May 23, 2006.

(11)	Mr. Kane’s total includes options to purchase 122,500 shares of common stock that will be exercisable on or before May 23, 2006.

(12)	Dr. Gilbert’s total includes options to purchase 60,000 shares of common stock that will be exercisable on or before May 23, 2006.

(13)	Mr. Panetta’s total includes options to purchase 45,000 shares of common stock that will be exercisable on or before May 23, 2006.

(14)	Mr. Eckert’s total includes options to purchase 52,500 shares of common stock that will be exercisable on or before May 23, 2006.

(15)	Mr. Feldbaum’s total includes options to purchase 30,000 shares of common stock that will be exercisable on or before May 23, 2006.

(16)	See footnotes 4 through 15. The total includes options to purchase an aggregate of 4,395,829 shares of common stock that will be exercisable on or before May 23, 2006 by all of the officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and certain executive officers, and any person who beneficially owns more than 10% of our common stock, to file reports of their holdings and transactions in Connetics stock with the SEC. Based on our records and other information, including a review of the copies of those reports furnished to us and written representations that no other reports were required to be filed, we believe that all of our directors and executive officers complied during 2005 with the filing requirements under Section 16(a), with one exception, which resulted from an administrative error on the part of the Company. As a result, the following outside directors who automatically received stock options on April 22, 2005 when they were re-elected to the Board, did not file reports with the SEC until May 17, 2005: Dr. Barkas, Dr. Bauer, Mr. Eckert, Dr. Gilbert, Mr. Kane, Mr. Kiley, Mr. Panetta, and Mr. Raab. Based solely on a review of copies of reports furnished to us, we believe that the beneficial owners of more than 10% of our common stock timely complied with all filing requirements under Section 16(a) for the year ended December 31, 2005.
CORPORATE GOVERNANCE
Our Commitment to Good Corporate Governance
      We believe that good corporate governance and an environment of the highest ethical standards are important for Connetics to achieve business success and to create value for our stockholders. We continuously review our corporate governance practices in view of the Sarbanes-Oxley Act of 2002, rules of the SEC and Nasdaq listing rules. We also compare and conform as needed our governance practices with those identified as best practices by various authorities and other public companies. As a result, we continue to evaluate and strengthen the corporate governance processes at Connetics.
Management Executive Committee
      The management Executive Committee has responsibility for the overall direction, strategy and operations of Connetics, including, among other things, corporate financial performance, commercial performance, research, development and product operations performance, and employee development performance. The six members of the management Executive Committee hold the following positions at Connetics:

•	Chief Executive Officer,

•	President and Chief Operating Officer,

•	Executive Vice President, Finance and Corporate Development, and Chief Financial Officer,

•	Executive Vice President, General Counsel and Secretary,

•	Executive Vice President, Research and Product Development, and

•	Senior Vice President, Technical Operations.
Board Meetings and Committees
      While Connetics’ executives are responsible for our daily operations, the Board manages our corporate resources, and is responsible for establishing broad corporate policies and for overseeing the overall performance of Connetics and management. The Board reviews significant developments affecting Connetics and acts on matters requiring Board approval, and reviews our corporate governance policies and practices. This review includes comparison of our current policies and practices to those mandated by legislation and regulation, including the Sarbanes-Oxley Act of 2002, regulations proposed or adopted by the SEC, and Nasdaq listing standards. This review also includes an assessment of policies and practices suggested by other groups active in corporate governance. Connetics already complies with all of the mandated and many of the suggested changes in corporate governance. For example:

•	Good corporate governance requires that a majority of the Board consist of members who are independent. There are different measures of director independence — independence under Nasdaq rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986. Our Board has determined that we have a majority of independent directors on our Board and that each of the independent directors meet the independence requirements of Nasdaq Marketplace Rule 4200.

•	The Audit Committee approves all audit and non-audit work performed by our independent registered public accounting firm.

•	Each of the Board committees is composed exclusively of independent directors.
      The Board will adopt changes as appropriate to comply with all applicable laws, regulations and other policies and practices that the Board believes are best for Connetics and our stockholders.
How often did the Board meet in 2005?
      Our Board of Directors held thirteen regular meetings during the year ended December 31, 2005. All current directors attended at least 88% of the total meetings of the Board and the Board committees of which they were members during 2005. Seven of the current directors attended the 2005 Annual Meeting of Stockholders. We have no policy requiring directors to attend the Annual Meeting.
Who are the members of the Board?
      The following chart details the members of the Board of Directors, the committees of the Board on which they serve, and the number of meetings held during 2005.

Governance and
	Compensation	Audit	Nominating
Director	Committee	Committee	Committee

David E. Cohen, M.D. *(2)

R. Andrew Eckert *	X	X

Carl B. Feldbaum *(1)	X		X

Denise M. Gilbert, Ph.D. *		CHAIR

John C. Kane *	CHAIR		X

Thomas D. Kiley *		X

Leon E. Panetta *			CHAIR

G. Kirk Raab

Thomas G. Wiggans

Number of Meetings	7	9	4

*	Our Board has determined that each of these directors is "independent" as that term is defined in Rule 4200(a) of the Nasdaq listing standards. As required under the Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

(1)	In May 2005, Mr. Feldbaum was nominated and appointed to the Board of Directors, following the resignation of Alexander E. Barkas, Ph.D. from the Board of Directors in May 2005.

(2)	In December 2005, Dr. Cohen was nominated and appointed to the Board of Directors following the resignation of Eugene A. Bauer, M.D. from the Board of Directors in October 2005.

What is the role of the Board’s committees?
      The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee.
      Audit Committee. The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is composed of Dr. Gilbert, Mr. Eckert, and Mr. Kiley, all of whom are independent directors within the meaning of the Nasdaq listing standards. Dr. Gilbert serves as the chair of the Audit Committee, and our Board has determined that Dr. Gilbert qualifies as the "audit committee financial expert" as that term is defined by the SEC. The charter of the Audit Committee was included as Appendix A to our proxy statement for our 2005 Annual Meeting of Stockholders and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.
      Compensation Committee. The Compensation Committee of our Board of Directors has overall responsibility for evaluating and approving the compensation and benefits for our executive officers, and administering our stock purchase and stock option plans. The Compensation Committee is composed of Mr. Kane, Mr. Eckert, and Mr. Feldbaum, all of whom are independent directors within the meaning of the Nasdaq listing standards. Mr. Kane serves as the chair of the Compensation Committee. The charter of the Compensation Committee is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.
      Governance and Nominating Committee. The Governance and Nominating Committee of our Board of Directors oversees management of the Company in its compliance with laws, regulations, and policies relating to corporate governance, and evaluates and recommends to the Board qualified candidates for nomination to serve on our Board. The Governance and Nominating Committee also considers director nominees recommended by stockholders. The Governance and Nominating Committee is composed of Mr. Panetta, Mr. Feldbaum, and Mr. Kane, all of whom are independent directors within the meaning of the Nasdaq listing standards. Mr. Panetta serves as the chair of the Governance and Nominating Committee. The charter of the Governance and Nominating Committee is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.
How does the Board select nominees for the Board?
      The Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management, and stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee must comply with the provisions of Connetics’ policy on stockholder nominations as described below under "How does Connetics handle stockholder nominations of directors?"
      Once the Governance and Nominating Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Governance and Nominating Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies on the Board or expand the size or change the composition of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors set forth by the Governance and Nominating Committee. The Governance and Nominating Committee also considers other relevant factors it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Governance and Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Nominating Committee and others as appropriate will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Nominating Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board.

The Board will then determine the nominees after considering the recommendation and report of the Governance and Nominating Committee.
      Candidate recommendations received from stockholders are evaluated in the same manner as recommendations received from other sources.
How does Connetics handle stockholder nominations of directors?
      A stockholder who wishes to recommend a prospective nominee for consideration by the Governance and Nominating Committee for election as a director for our Annual Meeting of Stockholders to be held in 2007 must notify our Corporate Secretary or any member of the Governance and Nominating Committee in writing at 3160 Porter Drive, Palo Alto, California 94304. The submission must be received by the Corporate Secretary or Committee member on or after December 22, 2006 but no later than January 21, 2007. The submission must include (a) the information relating to the candidate that is required to be disclosed pursuant to Schedule 14A under the Exchange Act, together with an appropriate consent of the candidate, (b) the name and address of the stockholder making the submission and the number of shares of Connetics’ common stock which that stockholder owns beneficially and of record, (c) a description of all arrangements or understandings (whether written or oral) between the stockholder and the candidate, or any other person or entity regarding the candidate (identifying the person or persons), and (d) appropriate biographical information and a statement as to the qualifications of the candidate.
How are directors compensated?
      Cash Compensation. For 2005, we paid each non-employee director an annual retainer of $30,000 when they were re-elected to the Board, or, in the case of Directors Feldbaum and Cohen, at the time of their election or appointment to the Board. The retainer is payable in equal quarterly installments. The annual retainer is payable, at the director’s election, in cash or Connetics common stock. Through December 31, 2005, we paid each non-employee director $2,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone. Effective January, 1, 2006, the amount paid to each non-employee director for each Board meeting attended in person was increased to $2,500 and the amount paid for each Board meeting attended by telephone was increased to $1,000.
      Effective April 1, 2005, we increased the annual retainer paid to the Audit Committee chair from $10,000 to $15,000 paid in quarterly installments, and we increased the annual retainer paid to the Governance and Compensation Committee chairs from $5,000 to $7,500 paid in quarterly installments. We pay committee members $1,000 for each committee meeting attended in person and, effective April 1, 2005, increased amounts paid for committee meetings attended by telephone from $250 to $500. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.
      Stock Options. Non-employee directors automatically receive options to purchase shares of our common stock. The initial option to purchase 30,000 shares of common stock (the “First Option”) is granted on the date on which the individual first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 15,000 shares of common stock (a “Subsequent Option”) if the director has served on our Board of Directors for at least six months at that time. Beginning in 2006, the Board will receive 7,500 shares of restricted stock in lieu of stock options at the time of re-election.
      The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options is equal to the fair market value of our common stock on the date of grant.
      Consulting Agreements. We have consulting agreements with Mr. Raab and Dr. Cohen pursuant to which we pay them for certain consulting services in addition to the compensation they receive as directors of Connetics. For more information regarding both consulting agreements, see “Certain Relationships and Related Transactions — Employment and Consulting Agreements,” below.

How do stockholders communicate with the Board?
      Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to them c/o the Connetics Corporate Secretary at 3160 Porter Drive, Palo Alto, California 94304. Depending on the subject matter, our management will either forward the communication directly to the director or group of directors to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about Connetics or a stock matter, or where the communication is primarily commercial in nature. At each Board meeting, a member of management will present a summary of all communications received since the last meeting and will make those communications available to the directors on request. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Connetics’ finance department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Does Connetics have a Code of Ethics?
      Yes. We have adopted a Code of Professional Conduct that applies to all Connetics employees, including the principal executive, financial and accounting officers. We also have adopted a separate Code of Professional Conduct for Board of Directors, Chief Executive Officer and Senior Financial Officer. Both documents are available on our website at http://ir.connetics.com/governance/highlights.cfm. We intend to post amendments to or waivers from the Codes of Conduct (to the extent applicable to our directors, CEO, principal financial officer or principal accounting officer) at this location on our website.
Compensation Committee Interlocks and Insider Participation
      Mr. Eckert, Mr. Feldbaum and Mr. Kane are members of the Compensation Committee. Mr. Kane serves as the chair of the Compensation Committee. None of the members of the Compensation Committee was at any time during the year ended December 31, 2005 or at any other time an officer or employee of Connetics. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report or the performance graph by reference in those filings.
Compensation Committee
      The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation for our executive officers and has the sole authority to administer our stock option plans under which grants may be made to such individuals. The overall goal of the Compensation Committee is to develop executive compensation policies and practices that will ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of our stockholders while also ensuring that Connetics is able to attract and retain executive management talent. In carrying out its responsibilities, the Compensation Committee is authorized to consult with outside advisors as it deems appropriate. The Compensation Committee charter is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.
General Executive Compensation Philosophy
      Our compensation policy is designed to attract, motivate, retain and reward the highly talented individuals Connetics needs to be a market leader in its competitive industry. We believe that the total compensation should be aligned with Connetics’ performance and strategic business objectives. This philosophy applies to all Connetics employees, with a more significant level of variability and compensation at risk as the employee’s level of responsibility increases. The Compensation Committee approaches the overall compensation through three key components:

•	a base salary;

•	a performance-based annual cash bonus; and

•	periodic (generally annual) grants of long-term stock-based compensation, such as stock options and/or restricted stock, which may be subject to performance-based and/or time-based vesting requirements.
      In making compensation decisions with respect to each of these components, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee regularly reviews the compensation practices at companies with whom it competes for talent including businesses engaged in activities similar to those of the Company, as well as businesses with a scope and complexity similar to that of the Company. The businesses chosen for comparison may differ from one officer to the next depending on the nature of the business for which the particular officer is responsible.
      The Compensation Committee does not aim to achieve compensation levels within a particular range related to levels provided by industry peers, but uses these comparisons as one factor in determining the expected total value of salary, short-term incentives and long-term incentives that fairly compensate executive officers when considered in combination.
      In 2004, the Compensation Committee engaged in a review of the executive compensation philosophy, with the advice and input of an outside compensation consultant and Connetics management. Through this review, the Compensation Committee identified the key compensation design priorities for Connetics: attracting and retaining employees, the egalitarian treatment of employees, alignment with stockholder interests, and continued focus on corporate governance. The Compensation Committee agreed with Connetics’ management that it should not consider equity vehicles that may differentiate between the executive officers and the broad-based employee population, and the Compensation Committee endorses the continued use of stock options and other forms of equity for long-term incentive and retention for all employees.
      Based in part on the 2004 compensation evaluation, the Company proposed the adoption of a new stock option plan at the 2005 Annual Meeting, designed to take into account the recommendations of the Compensation Committee with respect to equity compensation levels, as well as projected growth of the Company. The stockholders did not approve that plan, with the result that the Company undertook to re-evaluate its equity compensation program. In 2005, the Compensation Committee directly engaged an outside compensation consultant to provide an independent analysis of Connetics’ executive compensation program and practices. The results of the analysis completed by this independent consultant, and corroborated by management and the Compensation Committee, included the following observations about Connetics’ 2005 executive compensation:

•	Base salaries and performance-based cash bonuses provided total cash compensation in a competitive range.

•	Long-term incentives taken as a whole were below competitive levels.
      As a result of the compensation analyses conducted in 2004 and 2005, the Compensation Committee undertook to redesign the processes relating to annual bonus and long-term incentive grants, with the goals of formalizing the Company’s historical practice of linking bonus compensation with performance, and providing a competitive long-term incentive for Connetics’ executive management. As a result, in early 2006 the Compensation Committee recommended and the Board adopted a long-term incentive plan for officers and employees of the Company.
      Both the Compensation Committee’s and the outside compensation consultant’s reviews of Connetics’ executive compensation practices suggest that our executive compensation delivers a high proportion of total compensation through pay-for-performance incentive and long-term equity compensation, equating to more compensation risk for Connetics’ executives than for the executives of comparable companies. In times of poor financial performance, Connetics’ executives would see lower-than-market total cash compensation because cash incentives are closely linked to our annual financial results. Conversely, in times of excellent performance, the compensation variability yields higher total cash compensation, rewarding executives for excellent performance. Our philosophy is to pay higher-than-market average compensation over periods of sustained excellent performance.
      The Company’s policies with respect to each of the three key components identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of 2005 executive compensation, including compensation for the executive officers named in the Summary Compensation Table in this proxy statement.
Base Compensation
      The purpose of base salary is to create a secure base of cash compensation for executive officers that is competitive with the market for national talent. The Compensation Committee exercises its discretion in making salary decisions, and reviews executive compensation information derived from nationally recognized compensation surveys. The Compensation Committee uses a regional subset of companies as well as a biopharmaceutical subset of companies generally considered to be comparable to Connetics. The Compensation Committee bases its decisions on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	(except in the case of his own compensation) the recommendations of the Chief Executive Officer.

      Company performance does not play a significant role in the determination of base salary. Base salary provides an income level that is sufficient to minimize day-to-day distractions of executives from their focus on long-term business growth. However, base pay levels are not intended to be the vehicle for significant long-term capital and wealth accumulation for executives. The 2005 salaries of the CEO and four most highly compensated officers of Connetics (the “Named Executive Officers”) are shown in the Summary Compensation Table on page 23 of this proxy statement.
Performance-Based Annual Cash Bonus
      We designed the annual cash bonus component of incentive compensation to align officer pay with Connetics’ annual performance. Target annual incentive ranges and metrics are established at the beginning of the year. At the end of each year, the Board establishes a Company-wide bonus pool to be divided among all bonus-eligible employees. The size of the bonus pool is based upon an assessment of overall Company performance as compared to budgeted fiscal year performance and the extent to which Connetics achieved its overall goals for the fiscal year. Once the overall bonus pool is approved, senior management makes individual bonus recommendations to the Chief Executive Officer, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Connetics’ overall performance. The actual awards to the Named Executive Officers at the end of the year are tied to individual success in achieving designated individual goals and our success in achieving specific Company-wide goals, as determined by the Compensation Committee at the end of the year. The actual award may be greater or less than the target annual award, and below a threshold level of performance, no awards may be granted. Cash bonuses awarded to the Named Executive Officers in 2006 based on 2005 performance are reflected in the Summary Compensation Table. Beginning in 2006, cash bonuses paid to Named Executive Officers will be made in accordance with the terms of the 2006 MIP.
Stock-Based Compensation
      Generally. We provide all Connetics employees with several ways to become stockholders. We make an initial stock option grant to every employee at the time of hire, in an amount based on guidelines set by the Compensation Committee, and we have two programs designed to increase employee stock ownership: (a) stock option plans under which we make discretionary stock option and restricted stock awards to employees, and (b) an employee stock purchase plan that enables employees to buy Connetics stock at a discount through payroll deductions.
      The purpose of stock options is to provide equity compensation whose value is at-risk: the value of the compensation is tied to Connetics’ stock price and the creation of stockholder value. In particular, we use stock options to provide executives with incentives to maximize long-term stockholder values. Stock options only have value if the stock price appreciates in value from the date the options are granted. Restricted stock awards are based on business and individual performance with high up-side award opportunity for high performance and no award opportunity for low performance.
      The factors we consider in making periodic option grants include individual performance and potential, history of past grants (including percentage of unvested options), level of or significant changes in responsibility, and internal comparability considerations. These subjective criteria are used as guidelines, and the timing and size of any option grant will vary as the Compensation Committee believes the circumstances warrant.
      Through 2005, the actual stock option grant amount for Named Executive Officers was determined by both individual and company performance. Mr. Wiggans typically recommended the number of options for each annual grant (other than for himself), generally within the target range associated with the individual’s position and salary level. The Named Executive Officers received aggregate option grants of 396,000 shares in 2005, or 23% of options awarded to all employees. Option grants during 2005 to the Named Executive Officers are reflected in the table captioned “Option Grants in 2005,” below. Beginning in 2006, equity awards to the Named Executive Officers will be made in accordance with the criteria outlined in the long-term incentive plan.

      Long-Term Stock-Based Compensation for Executive Officers. Beginning in 2006, pursuant to the long-term incentive plan, executive officers named in the Summary Compensation Table in this proxy statement will be entitled to receive equity awards based primarily on performance, according to four basic steps:
      At the outset of the fiscal year:

(1)	setting overall Company performance goals for the year;

(2)	setting individual performance measures for the year; and

(3)	setting a target equity award for each individual;

      After the end of the fiscal year:

(4)	measuring actual performance (individual and Company-wide) against the predetermined Company performance goals and individual performance measures to determine what percentage of the equity award should have the restrictions removed.
      These four steps are described below:

(1) Setting Company performance goals. Early in each fiscal year, the Compensation Committee, working with senior management and the Committee’s compensation consultant, will set performance goals for the Company. The goals established for 2006 are discussed below under “Compensation Decisions for 2006.”

In determining the extent to which the pre-set performance goals are met for a given period, the Compensation Committee expects to exercise its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

(2) Setting performance measures. The Compensation Committee approves Company-wide performance goals, as well as individual performance measures for each named executive. These measures will allow the Compensation Committee to play a more proactive role in identifying performance objectives beyond purely financial measures, including, for example, exceptional performance of each individual’s functional responsibilities as well as leadership, creativity and innovation, collaboration, diversity initiatives, growth initiatives and other activities that are critical to driving long-term value for stockholders.

(3) Setting a target equity award. Early in each fiscal year, the Compensation Committee will authorize an equity award (either restricted stock or stock options) that will vest only if certain performance criteria are met by the end of the year.

For each of the performance goals, there is a formula that establishes how much of the equity award is actually earned. One-half of the award will have time-based vesting. The other half of the equity award will vest based on the Compensation Committee’s assessment of performance.

(4) Measuring performance. After the end of the fiscal year, the Compensation Committee will review the Company’s actual performance against each of the performance goals established at the outset of the year. The Compensation Committee then determines what percentage of the equity award should have the restrictions removed, and adjusts the target bonus amount up or down to reflect actual performance as compared to the performance goals. The individual cash bonuses may be adjusted up or down depending on the level of performance against the individual goals.

      In order for bonuses paid to executives subject to Section 162(m) to be deductible by the Company, the specified performance target(s) set for each fiscal year under the 2006 MIP must also be met. If the Section 162(m) performance target for 2006 is not met, no bonuses will be paid to any Section 162(m) executives under the 2006 MIP even if the performance goals under the program have been achieved. However, as noted below under “How is Connetics addressing the Internal Revenue Code limits on deductibility of compensation?,” the Compensation Committee will retain the right to award bonuses outside of the plan in appropriate circumstances, including bonuses that may not be deductible in part or in full.
Personal Benefits
      Connetics seeks to maintain an egalitarian culture in its facilities and operations. Officers are not entitled to operate under different standards than other Connetics employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our corporate business principles, which apply to all employees, and officers are not entitled to operate under lesser standards.
Chief Executive Officer Compensation
      The Compensation Committee applies its overall compensation philosophy in setting the compensation payable during 2005 to Thomas G. Wiggans, our Chief Executive Officer. The Compensation Committee reviewed Mr. Wiggans’ compensation relative to industry comparables and his performance over the last 12 months in achieving our Company goals. In determining a bonus for Mr. Wiggans for 2005, the Compensation Committee determined that many but not all of Connetics’ goals for the year had been met, thus permitting the payment of a bonus to Mr. Wiggans. Because goal achievement was below 100%, target bonuses were reduced to 85%, and then adjusted according to individual performance for individuals. The Compensation Committee took into account all of the same performance factors described above that were considered in the determination of bonuses for executive officers generally. Based on these considerations, in February 2006, the Compensation Committee awarded Mr. Wiggins a bonus in the amount of $325,000 for 2005. For 2006, the Compensation Committee granted Mr. Wiggans a restricted stock purchase award of 138,430 shares, as part of a number of restricted stock purchase awards and stock option grants made to certain of Connetics’ employees, and increased his annual base salary to $575,000.
Compensation Decisions for 2006
      As described above, in early 2006 the Compensation Committee approved a new approach to long-term incentive compensation as a complement to the modifications made to the Company’s annual bonus compensation policies. The redesign took into account evolving practices at other public corporations, as well as the Company’s own critical objective of further enhancing linkages between employee performance and the creation of stockholder value. Key elements of the redesigned policy include:

•	increasing the proportion of restricted stock and decreasing the proportion of stock options used in long-term incentive awards;

•	introducing performance requirements for the vesting of some long-term incentive awards granted to senior executives; and

•	establishing minimum stock ownership requirements for executive officers.
Lapse of restricted stock awards.
      Restricted stock awards granted as long-term incentive compensation to senior executives will have scheduled lapse dates on or about the second and third anniversary dates of the award date as to half of the award.
      For executives subject to Section 162(m), lapse of half of the restricted stock covered by the award is subject to performance-based lapse requirements that will be established to satisfy the requirements for qualified performance-based compensation under Section 162(m).

How is Connetics addressing the Internal Revenue Code limits on deductibility of compensation?
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Connetics does not have a policy requiring the Compensation Committee to qualify all compensation for deductibility under this provision. In view of the adoption of the 2006 MIP, however, the Board is requesting stockholder approval of the plan in order to make it possible for it to qualify with Section 162(m). The Compensation Committee expects that the design of certain components of executive compensation will permit full deductibility. Nevertheless, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee anticipates that it may in the future approve elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.
Stock ownership and holding policy
      In 2005, the Company introduced stock ownership and holding requirements for its executive officers. These officers are expected, over time, to acquire and hold Connetics’ stock equal in value to at least two times base salary (in case of the CEO), and one-half times base salary for other executive committee members. The Compensation Committee believes that this ownership and holding policy further enhances the alignment of executive and stockholder interests and thereby promotes the objective of increasing stockholder value.
Periodic review
      The Compensation Committee intends to review both the annual bonus program and the long-term incentive program annually to ensure that its key elements continue to meet the objectives described above. Except as described above, the Compensation Committee does not anticipate any changes to either program for 2006.
Submitted by the 2005 Compensation Committee:
R. Andrew Eckert
Carl B. Feldbaum
John C. Kane, Chair

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total return on Connetics’ common stock with the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index for the same period. The graph covers the period of time from December 31, 2000 through December 31, 2005. The graph assumes that $100 was invested on December 31, 2000, in each of our common stock, the Nasdaq Composite Index (U.S.) and the Nasdaq Pharmaceutical Index, and that all dividends were reinvested. Connetics did not pay dividends during the period indicated. Historical stock price performance is not necessarily indicative of future stock price performance.

	Cumulative Total Return

		12/00	12/01	12/02	12/03	12/04	12/05

Connetics Corporation	— t —	$100	$260.82	$263.45	$389.03	$532.38	$316.71

Nasdaq Stock Market (U.S.)	— ■ —	$100	$79.08	$55.95	$83.35	$90.64	$92.73

Nasdaq Pharmaceutical	— ▲ —	$100	$85.35	$53.53	$77.72	$84.27	$92.80

EXECUTIVE COMPENSATION AND RELATED INFORMATION
      The following table summarizes the compensation awarded to and earned by our Chief Executive Officer and four other most highly compensated executive officers (collectively, the “Named Executive Officers”) in 2005, 2004, and 2003, respectively:
Summary Compensation Table

				Long Term
				Compensation

				Number of
		Annual Compensation		Shares
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Thomas G. Wiggans(2)	2005	$530,000	$325,000	135,000	$59,388
Chief Executive Officer	2004	$514,000	$425,000	200,000	$62,149
	2003	$490,000	$338,100	225,000	$64,867

C. Gregory Vontz(3)	2005	$393,083	$190,000	90,000	$4,825
President and Chief Operating Officer	2004	$353,000	$233,000	112,000	$4,037
	2003	$325,000	$172,250	125,000	$5,218

Lincoln Krochmal(4)	2005	$386,000	$154,000	45,000	$157,226
Executive Vice President,	2004	$375,000	$192,000	25,000	$156,862
Research & Product Development	2003	$93,750	$37,500	125,000	$263,059

John L. Higgins	2005	$325,000	$167,000	81,000	$4,148
Chief Financial Officer	2004	$315,000	$208,000	90,000	$3,807
Executive Vice President,	2003	$300,000	$153,000	100,000	$3,528
Finance & Corporate Development

Katrina J. Church	2005	$297,000	$97,000	45,000	$4,153
Executive Vice President, Legal Affairs,	2004	$288,000	$138,000	72,000	$3,881
General Counsel & Secretary	2003	$275,000	$120,000	80,000	$3,600

Note: Bonus amounts reflect compensation paid in a later year for work performed in the stated year. Option numbers reflect options granted in the stated year.

(1)	Except as otherwise indicated, "other compensation" for each individual represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $3,500 in 2005, $3,250 in 2004,and $3,000 in 2003.

(2)	"All Other Compensation" also includes the following: loan forgiveness of $53,100 in 2005, $56,200 in 2004, and $59,300 in 2003.

(3)	Mr. Vontz was appointed President of Connetics in February 2005. "All Other Compensation" also includes airfare paid for Mr. Vontz’s wife of $1,498 in 2003.

(4)	"All Other Compensation" includes relocation payments of $150,000 paid in both 2005 and 2004, and $263,059 paid in 2003. Dr. Krochmal joined Connetics in 2003.

Option Information
      The following table provides certain information with respect to stock options granted to the Named Executive Officers in 2005.
Option Grants in 2005

					Potential Realizable Value at
	Number of	Percentage of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(1)	Fiscal Year	Per Share	Date	5%	10%

Thomas G. Wiggans	135,000	7.8%	$23.35	Jan. 18, 2015	$1,982,433	$5,023,875

C. Gregory Vontz	90,000	5.2%	$23.35	Jan. 18, 2015	$1,321,622	$3,349,250

Lincoln Krochmal	45,000	2.6%	$23.35	Jan. 18, 2015	$660,811	$1,674,625

John L. Higgins	81,000	4.7%	$23.35	Jan. 18, 2015	$1,189,460	$3,014,325

Katrina J. Church	45,000	2.6%	$23.35	Jan. 18, 2015	$660,811	$1,674,625

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first 12 month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
      The following table provides information regarding the exercise of stock options by the Named Executive Officers during the 2005 fiscal year as well as the number of securities underlying unexercised options and the value of unexercised options for each of the Named Executive Officers at the end of the 2005 fiscal year.
Aggregated Option Exercises in 2005
And
Option Values on December 31, 2005

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at 12/31/2005		12/31/2005(1)
	On	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	66,500	$1,177,769	1,220,587	67,189	$4,138,225	$137,816

C. Gregory Vontz	2,279	$53,414	594,094	35,627	$1,954,105	$72,229

Lincoln Krochmal	0	$0	140,312	54,688	$0	$0

John L. Higgins	42,308	$750,231	456,276	28,648	$1,486,254	$58,156

Katrina J. Church	20,000	$322,815	336,426	23,127	$1,094748	$47,056

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $14.45 per share, the closing price of our common stock on December 30, 2005 as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions
Employment and Consulting Agreements
      We have a consulting agreement with G. Kirk Raab pursuant to which Mr. Raab serves as a director and consultant. In 2005, we paid Mr. Raab $300,000 in consulting fees. In October 2005, we entered into a new consulting agreement with Mr. Raab pursuant to which we will pay him a base annual fee of $325,000 in 2006.
      We have a consulting agreement with David E. Cohen, M.D. pursuant to which he provides certain services related to the field of dermatology and will serve on various advisory boards of Connetics. Pursuant to this agreement, we will pay Dr. Cohen a base annual fee of $50,000 in 2006.
      Mr. Wiggans currently serves as our Chairman of the Board. He also serves as our Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by Mr. Wiggans for nine months following the termination of his employment from Connetics other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans’ family. Effective in 2003 Connetics ceased paying the insurance premiums on Mr. Wiggans’ behalf.
Loans to Certain Employees and Consultants
      In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan was to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan upon which Mr. Wiggans remained employed by Connetics. As of May 31, 2005, Mr. Wiggans’ had fully satisfied his repayment obligation under the loan.
Other Arrangements
      We have agreed to pay Mr. Panetta a speaker’s fee when he speaks to a group on behalf of Connetics other than in his capacity as a Connetics director. In 2005 we did not pay any speaker fees to Mr. Panetta. Effective in 2006, we will not pay speaker fees to Mr. Panetta.
      We have entered into Change of Control agreements with each of our directors and executive officers and certain other key employees. The Change of Control agreements provide that in the event of a change of control (as defined in the agreements), all stock options held by those persons will automatically vest in full.
      The Change of Control agreements with our executive officers other than Mr. Wiggans also provide that under certain circumstances that would constitute involuntary termination of employment within 24 months following a change of control, each executive officer will receive an amount equal to two times that executive officer’s annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 24 months following termination, and outplacement and administrative support for a period of six months following termination.
      The Change of Control agreement with Mr. Wiggans provides that under certain circumstances that would constitute involuntary termination of his employment within 24 months following a change of control, Mr. Wiggans will receive an amount equal to 2.99 times his annual base salary and bonus at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of six months following such termination.
      The Change of Control agreement with Mr. Raab provides that under certain circumstances that would constitute involuntary termination of his services as a consultant within 24 months following a change of control, Mr. Raab will receive an amount equal to 2.99 times his annual consulting fee at the time of such termination, the same level of health insurance benefits in effect immediately preceding the date of such termination for a period of 36 months following such termination, and outplacement and administrative support for a period of six months following such termination.
      We have entered into indemnification agreements with our officers and directors containing provisions that may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information as of December 31, 2005 with respect to all of our compensation plans under which equity securities are authorized for issuance.

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders(1)	6,771,423 (2)	$14.96 (3)	650,046 (4)

Equity compensation plans not approved by security holders(5)	608,829	$13.11	215,125

Total	7,380,252	$14.80	865,171

(1)	Consists of the 1994 Stock Plan, the 1995 Employee Stock Purchase Plan, or ESPP, the 1995 Directors’ Stock Option Plan, the 2000 Stock Plan and the 2002 Employee Stock Plan. No shares are available to grant under the 1994 Stock Plan or the 1995 Directors’ Stock Option Plan.

(2)	Excludes purchase rights accruing under the ESPP which have a stockholder approved reserve of 443,826 shares.

(3)	Weighted average exercise price of outstanding options; excludes shares issued to date under the ESPP.

(4)	Includes shares available for future issuance under the ESPP. As of March 31, 2006, an aggregate of 443,826 shares were available for issuance under the ESPP. On November 30 of each year, the number of shares which may be optioned and sold under the ESPP is increased up to one half of one percent (0.5%) of the total number of shares of the Company’s common stock outstanding on such anniversary date, pursuant to an Evergreen provision contained in the ESPP.

(5)	Consists of the 1998 Supplemental Stock Plan, the 2000 Non-Officer Employee Stock Plan, the International Stock Incentive Plan, and certain non-plan stock options. These are discussed in Note 10 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2005. Includes eight inducement grants to employees of non-qualified stock options to purchase a total of 202,000 shares of the Company’s common stock, pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The individual inducement grants were made in the following amounts with the exercise price indicated: (i) 50,000 shares with an exercise price of $25.76; (ii) 30,000 shares with an exercise price of $21.83; (iii) 20,000 shares with an exercise price of $17.93; (iv) 30,000 shares with an exercise price of $17.61; (v) 30,000 shares with an exercise price of $17.78; (vi) 20,000 shares with an exercise price of $16.91; (vii) 10,000 shares with an exercise price of $12.01; and (viii) 12,000 shares with an exercise price of $14.77. Each inducement grant is exercisable as to 1/8th of the total grant on the six-month anniversary of each optionee’s hire date, and 1/48th of the total grant each month thereafter until the grant is fully vested.

REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Report by reference in such filings.
Role of the Audit Committee
      We, the members of the Audit Committee, assist the Board of Directors in its oversight of Connetics’ financial accounting, reporting and controls. We also evaluate the performance and independence of Connetics’ independent registered public accounting firm, currently Ernst & Young LLP. We operate under a written charter that the Board of Directors adopted and we approved in June 2000, and subsequently revised in July 2002 and February 2004. The charter sets out the functions we are to perform and is available on our corporate website at http://ir.connetics.com/governance/highlights.cfm.
      Specifically the charter requires us to review and monitor:

•	the adequacy of Connetics’ internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	the independence and performance of Connetics’ independent registered public accounting firm; and

•	Connetics’ compliance with legal and regulatory requirements.
      As we perform these functions, the charter also requires us to:

•	regularly provide the Board of Directors with the results of our examinations and any recommendations based on those results;

•	outline to the Board of Directors any improvements made, or to be made, in internal accounting controls;

•	appoint, oversee and replace, as required, the independent registered public accounting firm; and

•	provide any additional information to the Board of Directors that we deem necessary to make the Board aware of significant financial matters that require its attention.
Meetings Held in 2005
      During 2005, the Audit Committee met on nine occasions. We also met periodically throughout the year in executive sessions with Ernst & Young LLP without the presence of Connetics’ management. During the course of these meetings, and at other times during 2005, we:

•	reviewed on a continuing basis the adequacy of Connetics’ system of internal controls, including discussing Connetics’ internal controls periodically with Connetics’ management and with Ernst & Young LLP;

•	During 2005, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at regularly scheduled Audit Committee meetings. At the conclusion of the process, the Audit Committee reviewed a report by management on the effectiveness of our internal control over financial reporting. The

Audit Committee also reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

•	reviewed and discussed with management and Ernst & Young LLP the annual audited financial statements before filing Connetics’ Annual Report on Form 10-K with the SEC, addressing the acceptability of Connetics’ accounting principles and such other matters as the Statement on Auditing Standards No. 61 (Communication with Audit Committees) requires us to discuss, and recommended to the Board that the financial statements should be included in the Annual Report;

•	reviewed and discussed with management and Ernst & Young LLP the Company’s quarterly unaudited financial statements before the issuance of its quarterly earnings press releases and the filing of its Quarterly Reports on Form 10-Q with the SEC;

•	discussed with management and Ernst & Young LLP significant financial reporting issues and judgments made in connection with the preparation of Connetics’ audited financial statements;

•	reviewed disclosures made to the Audit Committee by Connetics’ Chief Executive Officer and Chief Financial Officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	conducted a post-audit review of the year-end financial statements and audit findings, including significant suggestions for improvements that Ernst & Young LLP provided to management;

•	appointed and oversaw the work and compensation of Ernst & Young LLP;

•	reviewed and provided guidance with respect to the external audit and Connetics’ relationship with Ernst & Young LLP by (1) reviewing Ernst & Young LLP’s proposed audit scope, approach, compensation and independence; (2) obtaining statements from Ernst & Young LLP regarding relationships and services with Connetics which may impact independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”; (3) discussing with Ernst & Young LLP the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management; and (4) obtaining assurance from Ernst & Young LLP that the requirements of Section 10A of the Securities Exchange Act of 1934 have been met; and

•	reviewed, in conjunction with Connetics’ legal counsel, all legal matters that could have a significant impact on Connetics’ financial statements or compliance policies.

Committee Independence
      The Board has reviewed and made the determinations required by the SEC and Nasdaq regarding the Audit Committee’s independence and financial acumen. Specifically, the Board has determined that none of us has a relationship to Connetics that may interfere with our independence from Connetics and its management as required by (1) the rules of the SEC or (2) Nasdaq audit committee requirements, including Nasdaq Marketplace Rules 4200 and 4350(d). Our Board has also determined that Dr. Denise Gilbert, based on her extensive career in finance and business, including the securities industry, and experience in the areas of investment banking, finance and business generally, is an “audit committee financial expert” as that term is defined by the SEC and Nasdaq audit committee requirements, including Nasdaq Marketplace Rule 4350(d).

Recommendation
      Based on our reviews and discussions as described above, and based on the report of Ernst & Young LLP, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Connetics’ Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. We also recommended to the Board that Ernst & Young LLP be appointed as Connetics’ independent registered public accounting firm for 2006. In making this recommendation, we considered whether Ernst & Young LLP’s provision of services other than audit services are compatible with maintaining independence of our outside accountants. Although we have the sole authority to appoint the independent registered public accounting firm, we continued the long-standing practice of recommending that the Board ask the stockholders at their annual meeting to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm.
Submitted by the 2005 Audit Committee:
R. Andrew Eckert
Thomas D. Kiley
Denise M. Gilbert, Chair

AUDIT AND OTHER FEES
      The Audit Committee charter requires approval of all audit and non-audit services to be performed by our independent registered public accounting firm. The following table shows the aggregate fees for the fiscal years ended December 31, 2005 and 2004 for Ernst & Young LLP.

	2005	2004

Audit Fees(1)	$1,348,000	$1,080,500

Audit-Related Fees(2)	$76,500	$227,000

Tax Fees(3)	$313,000	$125,000

All Other Fees(4)	—	—

Total	$1,737,500	$1,432,500

(1)	These fees are for services that include audits of our consolidated financial statements, review of our interim consolidated financial statements, statutory audits of our foreign subsidiaries, review of SEC registration statements, issuance of comfort letters and consents, and accounting consultations related to the audited financial statements. Audit fees for 2004 are shown as $285,000 higher than the amount reported in the 2005 Proxy Statement, reflecting additional fees paid to Ernst & Young LLP for the 2004 consolidated financial audit.

(2)	These fees are for services that principally include audits of Connetics’ employee benefit plans, due diligence support and related accounting and filing requirements for business acquisition, consultations related to Section 404 of the Sarbanes-Oxley Act of 2002, and accounting consultations on various matters.

(3)	These fees are for services that include tax compliance (including assistance in preparation of U.S. federal and state and foreign tax returns), tax advice, and tax planning.

(4)	No other services were provided in either period.
Pre-Approval Policies and Procedures
      Audit Committee policy provides that audit, audit-related and tax services be pre-approved on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee must also give approval if total fees for audit-related and tax services would exceed total fees for audit services in any year. All 2004 and 2005 audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with maintaining that firm’s independence in the conduct of its auditing functions.

ADDITIONAL INFORMATION

Who pays for solicitation of proxies?
      Connetics will bear the entire cost of soliciting these proxies, including the preparation, assembly, printing, handling and mailing of the proxy card and related material. We also expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their actual expense in forwarding proxy material to the beneficial owners. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. We may also use an outside solicitor to assist with the solicitation of proxies. If we were to use an outside solicitor, we would pay that solicitor for its services, the cost of which is not anticipated to be material.

Can the solicitation costs be reduced?
      Eligible stockholders who have more than one account in their name or the same address as other stockholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most stockholders can also view future annual reports and proxy statements over the Internet rather than receiving paper copies in the mail. Please refer to information enclosed in your proxy materials for more details.

Reduce duplicate mailings
      We are required to provide an annual report and proxy statement to all stockholders of record. If you have more than one account in your name or at the same address as other stockholders, Connetics or your broker may discontinue mailings of multiple copies. If you wish to receive duplicate mailings for separate accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a stockholder of record, or notify your broker if you hold through a broker.
      Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive separate proxy statements or annual reports, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304 or by telephone at (650) 843-2800.

Advance Notice Procedures and Stockholder Proposals and Nominations for Our 2007 Annual Meeting
      If a stockholder wants us to include a proposal in our proxy statement for consideration at the 2007 Annual Meeting of Stockholders, then the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act and we must receive it no later than December 22, 2006.
      If a stockholder wants to nominate a director or have other business brought before the 2007 Annual Meeting of Stockholders, but does not want those proposals to be included in our proxy statement for that meeting, then our bylaws establish an advance notice procedure separate and apart from Rule 14a-8. In general, no stockholder proposal may be brought before an annual meeting unless it is brought before the meeting by a stockholder entitled to vote who has delivered written notice to Connetics’ Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. The notice must contain specified information concerning the matters to be brought before the meeting and the stockholder proposing such matters. Therefore, to be presented at our 2007 Annual Meeting, a stockholder proposal that is not to be included in our proxy statement must be received by our Corporate Secretary on or after December 22, 2006 but no later than January 21, 2007.

      All notices of nominations or proposals by stockholders, whether or not to be included in our proxy materials, should be sent to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304.
Annual Report
      Our Annual Report for 2005, which includes audited financial statements for the year ended December 31, 2005, is being mailed to stockholders with this proxy statement. We will, upon written request and without charge, provide to any person solicited under this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and financial statement schedules (but without exhibits), as filed with the SEC. Requests should be directed to Connetics Corporation, Attn: Corporate Secretary, 3160 Porter Drive, Palo Alto, California 94304. Our Annual Report on Form 10-K for the year ended December 31, 2005 is also available, with exhibits, at the web site of the SEC at www.sec.gov.

APPENDIX A
Connetics Corporation
2006 MANAGEMENT INCENTIVE PLAN
      Section 1.     General Purpose of Plan
      The Connetics Corporation 2006 Management Incentive Plan is designed to assist the Company and its Subsidiaries in attracting, retaining, and providing incentives to Eligible Employees and to align their interests with those of the Company’s stockholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.
      Section 2.     Definitions
      The following terms used in this Plan shall have the following meanings:

A. "Award Period" means the Company’s fiscal year, except to the extent the Board of Directors determines otherwise.

B. "Base Salary" means as to any Award Period, the Participant’s annualized salary on the last day of the Award Period. Such Base Salary shall be before both (i) deductions for taxes or benefits; and (ii) deferrals of compensation pursuant to Company-sponsored plans.

C. "Board" means Connetics’ Board of Directors.

D. A "Change in Control" shall be deemed to have occurred if:

(i) Any individual or group constituting a "person," as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended "he “Exchange Act"), (other than (a) the Company or any of its subsidiaries, or (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the beneficial owner, directly or indirectly, of Connetics securities representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(ii) Continuing Directors cease to constitute at least a majority of the Board; or

(iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case with respect to which Connetics’ stockholders immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iv) all or substantially all of the assets of the Company are sold, liquidated or distributed;

provided, however, that a "Change in Control" shall not be deemed to have occurred if, before a specified event occurs that would otherwise constitute a Change in Control under this Plan, the disinterested Continuing Directors then in office, by a majority vote thereof, determine that the occurrence of that specified event shall not be deemed to be a Change in Control with respect to an Eligible Employee if the Change in Control results from actions or events in which an Eligible Employee is a participant in a capacity other than solely as an officer, employee or director of the Company.

E. "Code" means the Internal Revenue Code of 1986, as amended.

F. "Committee" means the committee appointed by the Board to establish and administer the 2006 Plan as provided herein, which shall consist of two or more individuals, each of whom is an "outside director" within the meaning of Section 162(m)(4)(c)(i) of the Code and regulations promulgated thereunder. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee if it meets the qualifications set forth in the preceding sentence.

G. "Company" means Connetics Corporation, a Delaware corporation, and its successors and assigns, and any corporation which acquires substantially all of its assets.

H. "Covered Employee" means any Eligible Employee who is or may become a "covered employee" as defined in Section 162(m) of the Code.

I. "Eligible Employee" means any person employed by Connetics or a Subsidiary of Connetics. A service provider shall not cease to be an Employee in the case of (i) any leave of absence approved by Connetics, or (ii) transfers between locations of Connetics or between Connetics, any Subsidiary, or any successor.

J. "Incentive Award" means an award payable to a Participant for an Award Period.

K. "Participant" means any Eligible Employee who has been selected to participate in the 2006 Plan for an Award Period.

L. "Performance Goals" means the goal(s)

(i) determined by the Committee, in its sole discretion, to be applicable to a Participant eligible for an Incentive Award during an Award Period,

(ii) and which, for any Award Period, may be selected from (A) revenue, (B) earnings per share, (C) product launches, (D) timely NDA and other regulatory filings, (E) achievement of various product development goals, or (F) such other performance goals as the Committee may establish, which may be based on earnings; earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; operating margins; revenues; expenses; stock price; market share; charge-offs; reductions in non-performing assets; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives; net cash provided from continuing operations; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; pre-tax or after-tax income; or any other objective goals established by the Committee,

(iii) and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

Such performance goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

Such Performance Goals may be applied by excluding the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by accounting principles generally accepted in the United States.

M. "2006 Plan" means the Connetics Corporation 2006 Management Incentive Plan as set forth herein and as hereafter amended from time to time.

N. "Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Company, either directly or through one or more other Subsidiaries.
      Section 3.     Administration of Plan
      The 2006 Plan shall be administered by the Committee. The Committee shall have authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, Incentive Awards are made; the Award Period to which each Incentive Award shall relate; the actual dollar amount to be paid pursuant to an Incentive Award; the Performance Goals to which payment of Incentive Awards will be subject; and when payments pursuant to Incentive Awards shall be made, provided that such payments shall, without limitation, be made within 75 days after the end of an Award Period, or, if later, within 75 days after the date specified in the Incentive Award, in each case on which date the Eligible Employee must be employed in order to receive the payment in question. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion deems relevant. Subject to the express provisions of the 2006 Plan, the Committee shall have authority to interpret the 2006 Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the 2006 Plan. The determinations of the Committee pursuant to its authority under the 2006 Plan shall be conclusive and binding.
      Section 4.     Eligibility
      Incentive Awards for any Award Period may be granted only to Eligible Employees of the Company or a Subsidiary, selected by the Committee in its sole discretion.
      Section 5.     Incentive Awards; Terms of Awards; Payment
      A. The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee may by resolution establish one or more Performance Goals applicable to such Incentive Awards and the other terms and conditions of the Incentive Awards. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion. Such Performance Goals shall be established within the first 90 days of the Award Period and before 25% of the Award Period has elapsed. Without intending to limit the generality of the preceding provisions or to limit the authority of the Committee, the Committee may make Incentive Awards that provide for payment in two or more installments with the payment of each installment being conditioned upon being employed on a specified date.
      B. After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved, shall make a written certification of the amount of the payment to be made for each Incentive Award, and shall authorize the Company to make Incentive Award payments to Participants in accordance with the terms of the Incentive Awards, subject to such written certification. In no event shall the amount paid to a Participant in accordance with the terms of an Incentive Award, by reason of Performance Goal achievement, exceed, for any Award Period, $2,000,000. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Company or a Subsidiary on the date that such incentive award payment is made or on the date upon which a Change in Control occurs.
      C. The Committee may at any time, in its sole discretion, cancel an Incentive Award or eliminate or reduce the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant. The Committee may not increase the amount payable pursuant to an Incentive Award.
      D. Incentive Award payments shall be subject to applicable federal, state, and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as are, from time-to-time, in effect.
      E. The Committee shall have the power to impose such other restrictions on Incentive Awards as it may deem necessary or appropriate.
      F. All of the Company’s obligations under the 2006 Plan with respect to Incentive Awards granted under the 2006 Plan shall be binding on any successor to the Company; and in the event of any acquisition, consolidation, merger or similar event involving substantially all of the business or assets of the Company, a pro rata portion of Incentive Awards shall be paid to Participants based on the attainment of the applicable Performance Goals for such Incentive Awards for the portion of the applicable Award Period that has elapsed before such acquisition, consolidation, merger or similar event.

      Section 6.     Transferability
      Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.
      Section 7.     Termination or Amendment
      The Committee may amend, modify or terminate the 2006 Plan in any respect at any time without the consent of Participants, provided that except as provided in Section 5(C), no amendment or termination of the 2006 Plan after the end of an Award Period may adversely affect the rights of Participants with respect to their Incentive Awards for that Award Period.
      Section 8.     Effective Date; Term of the 2006 Plan
      The 2006 Plan shall be effective as of January 1, 2006, and shall remain in existence until it is terminated pursuant to Section 7. No Incentive Awards may be awarded under the 2006 Plan after its termination. Termination of the 2006 Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the 2006 Plan notwithstanding termination of the Plan.
      Section 9.     General Provisions
      A. The establishment of the 2006 Plan shall not confer upon any Eligible Employee any legal or equitable right against the Company or any Subsidiary, except as expressly provided in the 2006 Plan.
      B. The 2006 Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Company, or any Subsidiary and any Eligible Employee. Participation in the 2006 Plan shall not give an Eligible Employee any right to be retained in the employ of the Company or any Subsidiary.
      C. Nothing contained in this 2006 Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
      D. The 2006 Plan shall be governed, construed, and administered in accordance with the laws of the State of Delaware.
      E. The 2006 Plan is intended to give the Committee the authority, in its discretion, to make payments that qualify as performance-based compensation under Code Section 162(m)(4)(C). The effectiveness of the 2006 Plan is not conditioned upon the approval of the stockholders of the Company to the extent required by Section 162(m)(4)(c)(ii) of the Code. Such approval would, however, ensure a full tax deduction for Incentive Award payments by the Company. Payments shall still be made under the 2006 Plan even if such approval has not been obtained.
      F. The Committee may make grants to participants who are not Covered Employees without satisfying the requirements of Section 162(m) of the Code.
* * * * * * * * *

3160 PORTER DRIVE
PALO ALTO, CA 94304
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Connetics Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONNETICS CORPORATION
The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name or number on the line below.

☐	☐	☐

1.	Directors Recommend: A vote for election for the following nominees:

	01) David E. Cohen, M.D.	06) Thomas K. Kiley
	02) R. Andrew Eckert	07) Leon E. Panetta
	03) Carl B. Feldbaum	08) G. Kirk Raab
	04) Denise M. Gilbert, Ph.D.	09) Thomas G. Wiggans
05) John C. Kane

		For	Against	Abstain

2.	To approve the Adoption of the 2006 Management Incentive Plan.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

4.	In the discretion of the proxies, upon such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

Please sign the name(s) appearing on each share certificate(s) over which you have voting authority. For joint accounts, both owners must sign.

For comments, please check this box and write them on the back where indicated.	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
CONNETICS CORPORATION
Annual Meeting of Stockholders, May 22, 2006
This Proxy is Solicited on Behalf of the Board of Directors of Connetics Corporation
     The undersigned revokes all previous proxies, and acknowledges receipt of the Notice of the 2006 Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby appoints Thomas G. Wiggans and Katrina J. Church, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Connetics Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2006 Annual Meeting of Stockholders of the Company and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Company’s office located at 3160 Porter Drive, Palo Alto, California 94304, on May 22, 2006 at 9:00 a.m. local time. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
COMMENTS:

(If you noted any Comments above, please mark the box on the reverse side.)
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE